UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 23, 2009
Baxter International Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620

(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015-4633

(Address of principal executive offices)	(Zip Code)
(847) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 23, 2009, John J. Greisch, age 53, resigned his position as Corporate Vice President and President, International of Baxter International Inc. (the “Company”), with his employment to end effective as of May 1, 2009 (the “Effective Date”).
     In connection with his resignation, Mr. Greisch and the Company entered into an agreement (the “Agreement”) pursuant to which Mr. Greisch will receive a lump sum payment in the amount of $189,000 to recognize his performance and contributions to the Company through April 30, 2009 and a lump sum payment in the amount of $8,000 to cover Mr. Greisch’s COBRA costs through December 31, 2009. In addition, Mr. Greisch will be eligible to receive a monthly consulting fee of $52,500 until the earlier of December 31, 2009 and such time as he obtains alternative employment. The Agreement also provides that the 25,200 performance share units granted to Mr. Greisch on March 15, 2007 under the Company’s Equity Plan of the same date will continue to vest after the Effective Date (which performance share units would otherwise have been forfeited on the Effective Date pursuant to the terms of the Plan). Mr. Greisch has agreed to waive his right to assert any claims against the Company, be bound for two years from the Effective Date to certain non-solicitation and non-competition covenants and assist in the transition of his duties.
     The above summary of the material terms of the Agreement is qualified in its entirety by reference to the text of the Agreement filed herewith as Exhibit 10.22 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	The following exhibit is filed herewith:
10.22	Agreement, dated April 23, 2009, between John J. Greisch and the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.
By:	/s/ David P. Scharf
David P. Scharf
Corporate Vice President and Corporate Secretary

Date: April 24, 2009

Exhibit Index

Exhibit No.	Description

10.22	Agreement, dated April 23, 2009, between John J. Greisch and the Company.